Exhibit 99.1

Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com	Herb Lanzet (Investors) H.L. Lanzet Inc. (212) 888-4570 lanzet@aol.com
FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES 2006 FOURTH QUARTER AND YEAR-END
FINANCIAL RESULTS AND CLOSING OF $16.6 MILLION FINANCING
CAMBRIDGE, Mass., December 14, 2006 – Biopure Corporation (Nasdaq: BPUR) announced today its financial results for the fourth fiscal quarter and the fiscal year ended October 31, 2006. For the quarter, the company reported a net loss of $6.3 million, or $0.13 per common share, compared with a net loss of $8.2 million, or $0.34 per common share, for the corresponding period in 2005. For the fiscal year, the company reported a net loss of $26.5 million, or $0.67 per common share, compared with a net loss of $28.7 million, or $1.28 per common share, for fiscal 2005. Class A common shares outstanding on October 31, 2006 and 2005 were 49,365,124 and 24,359,170, respectively.
Biopure also announced today the closing of an underwritten public offering of stock and warrants that raised net proceeds to Biopure of approximately $16.6 million assuming no exercise of the warrants. Biopure sold 28,350,000 new shares of its common stock and warrants to acquire an additional 28,350,000 new shares, including 3,350,000 shares and 3,350,000 warrants granted to the underwriters to cover over-allotments. The price for one share and one warrant was $0.64, and the exercise price of each warrant is $0.80. The warrants have a five-year term and are callable by Biopure after six months provided that the weighted average price of Biopure’s common stock for ten consecutive days is over $1.20. Dawson James Securities, Inc. acted as the managing underwriter for the public offering. Biopure intends to use the proceeds from this offering for general corporate and working capital purposes.
Revenues
Total revenues for the fourth quarter of 2006 were $431,000, including $288,000 from sales of Biopure’s veterinary product Oxyglobin®, $114,000 from past congressional appropriations administered by the U.S. Army* and $29,000 from sales of Hemopure®, the company’s product for human use, in South Africa. The Army payments reimburse Biopure for certain trauma development expenses for Hemopure. Total revenues for the same period in 2005 were $328,000, including $205,000 from Oxyglobin sales and $123,000 from Army payments. The payments from the Army vary relative to the amount of reimbursable activity of the company.
For the fiscal year, total revenues were $1.7 million in 2006, including $1.3 million from sales of Oxyglobin, $410,000 from the Army and $37,000 from sales of Hemopure, compared to $2.1 million in 2005, including $1.2 million from Oxyglobin sales and $947,000 from the Army. The company began selling Hemopure in South Africa in early fiscal 2006.
Cost of revenues was $2.6 million for the fourth quarter of fiscal 2006, compared to $4.2 million for the same period in 2005. For the fiscal year, total cost of revenues was $12.0 million in 2006 compared to $13.3 million in 2005. Cost of revenues includes costs of both Oxyglobin and Hemopure.
Hemopure cost of revenues, consisting primarily of the allocation of unabsorbed fixed manufacturing costs, was $2.1 million for the fourth quarter of fiscal 2006 compared to $3.3 million for the same period in 2005. For the fiscal year, Hemopure cost of revenues decreased $1.2 million compared to fiscal 2005. The decrease for the fourth fiscal quarter and fiscal year was largely due to a one-time, non-cash impairment charge of $1.4 million, in the fourth quarter of fiscal 2005, related to manufacturing equipment.
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Oxyglobin cost of revenues was $534,000 for the fourth quarter of fiscal 2006 compared to $836,000 for the same period in 2005. The decrease was due to the equipment write-down mentioned above. Oxyglobin cost of revenues was $2.7 million in fiscal 2006 compared to $2.8 million in fiscal 2005.
Expenses
Research and development expenses were $1.6 million for the fourth quarter of fiscal 2006, compared to $1.1 million for the same period in 2005. For the fiscal year, research and development expenses were $6.7 million in 2006 compared to $5.3 million in 2005. The increase for the fourth quarter was primarily due to added employees and increased preclinical study expenses. The increase for the fiscal year was due to higher salary expense as a result of additional employees, expenses related to the filing of a marketing authorization application in the United Kingdom in July 2006, and stock-based compensation expense recorded under Financial Accounting Standards Board Statement No. 123(R), which the company adopted in fiscal 2006. These increases were partially offset by lower spending on preclinical studies.
Sales and marketing expenses decreased to $147,000 for the fourth quarter of fiscal 2006, from $157,000 for the same period in 2005. For the fiscal year, sales and marketing expenses increased to $671,000 in 2006, from $530,000 in 2005. This increase was largely due to expenses for a Hemopure sales agent in South Africa, partially offset by lower salaries expense. The company did not have a sales agent in South Africa during 2005.
General and administrative expenses were $2.5 million for the fourth quarter of fiscal 2006, compared to $3.2 million for the same period in 2005. The decrease was primarily due to lower severance expenses, insurance premiums, outside services and audit and tax-related expenses, partially offset by increased legal expenses compared to 2005. For the fiscal year, general and administrative expenses were $9.3 million in 2006 compared to $12.1 million in 2005. The decrease was due to lower severance expenses, outside services, insurance premiums and audit and tax-related expenses in fiscal 2006. In addition, in fiscal 2005 Biopure expensed $824,000, relating to the settlement agreement with the former registration holder and distributor for Hemopure in South Africa, and $724,000 for restructuring costs associated with vacated office space.
Financial Condition
Biopure had $6.6 million in cash on hand at October 31, 2006, including approximately $4.9 million in net proceeds raised during the quarter through the private placement of its common stock and warrants. As described above, on December 13, 2006, the company completed a public offering of common stock and warrants that raised net proceeds to Biopure of approximately $16.6 million. The company expects this cash and cash on hand at October 31, 2006 to fund its operations through August 2007.
Given the need for additional financing during fiscal 2007, Biopure’s management expects that the company’s independent registered public accounting firm, Ernst & Young LLP, will include a going concern modification in its audit opinion on Biopure’s consolidated financial statements for the fiscal year ended October 31, 2006.
Other Developments
Later today, December 14, 2006, the Food and Drug Administration’s (FDA) Blood Products Advisory Committee (BPAC) will meet in open session to discuss the Navy’s proposed RESUS clinical trial of Hemopure for out-of-hospital treatment of hemorrhagic shock resulting from traumatic injury. The Naval Medical Research Center (NMRC) and Biopure are scheduled to present, and the meeting is scheduled to last until 6:00 p.m. The meeting notice and background information are available via the FDA Advisory Committees dockets website at http://www.fda.gov/ohrms/dockets/ac/acmenu.htm. The company is hopeful that the BPAC recommendation’s to FDA will help clarify the critical path for removing FDA’s clinical hold on the proposed RESUS trial.
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FY2007 First Quarter Financial Results
Biopure expects to issue a press release announcing its financial results for the first fiscal quarter ending January 31, 2007, on Thursday, February 15, 2007.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure has applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication. The company is developing Hemopure for a potential indication in cardiovascular ischemia, in addition to supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. The company’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 180,000 units of Oxyglobin, which have been used to treat an estimated 98,000 animals.
The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
Statements in this press release that are not strictly historical are forward-looking statements, including any that might imply that the Navy’s proposed RESUS clinical trial will be allowed to proceed. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in clinical trials. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Form 10-Q filed on September 11, 2006, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov.
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*	From Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.

BIOPURE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2006	2005	2006	2005
Total revenues	$431	$328	$1,715	$2,110
Cost of revenues	2,643	4,168	11,994	13,307

Gross loss	(2,212)	(3,840)	(10,279)	(11,197)
Operating expenses:
Research and development	1,550	1,1445	6,662	5,322
Sales and marketing	147	157	671	530
General and administrative	2,489	3,201	9,315	12,094

Total operating expenses	4,186	4,503	16,648	17,946

Loss from operations	(6,398)	(8,343)	(26,927)	(29,143)
Other income, net	117	160	473	472

Net loss	$(6,281)	$(8,183)	$(26,454)	$(28,671)

Basic and diluted net loss per common share	$(0.13)	$(0.34)	$(0.67)	$(1.28)

Weighted-average common shares outstanding	47,554	24,359	39,432	22,382

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31, 2006	October 31, 2005
Assets
Total current assets	$10,621	$15,575
Net property and equipment	22,406	26,000
Other assets	805	860

Total assets	$33,832	$42,435

Liabilities and stockholders’ equity
Total current liabilities	$4,216	$4,052
Deferred revenue, net of current portion	987	987
Restructuring costs, net of current portion	46	221
Other long term liabilities	41	41

Total liabilities	5,290	5,301

Total stockholders’ equity	28,542	37,134

Total liabilities and stockholders’ equity	$33,832	$42,435